Exhibit 10 (i)

                             SECOND AMENDMENT TO THE
               KNIGHT-RIDDER, INC. ANNUAL INCENTIVE DEFERRAL PLAN


            This Second Amendment to the Knight-Ridder, Inc. Annual Incentive Deferral Plan (the "Plan") is adopted by Knight-Ridder, Inc. (the "Employer") effective as provided herein.

            WHEREAS, the Employer adopted the Plan effective November 1, 1996 as an unfunded deferred compensation plan maintained primarily to provide deferred compensation for eligible Participants, all of whom are members of a select group of management or highly compensated employees of the Employer, and adopted one amendment thereto; and

            WHEREAS, the Employer desires to amend the Plan generally concerning the deferral of an employee's compensation and concerning a contribution to the Plan by the Employer; and

            WHEREAS, Section 13 of the Plan permits amendment of the Plan by the Employer.

            NOW, THEREFORE, this Second Amendment is adopted effective January 1, 2000:

            1.    Section 3(b) of the Plan is amended to read as follows:

                  (b) 1997 and Subsequent Elections. Except as provided in the following sentence, during November 1997 and in each subsequent year that this Plan remains in effect in accordance with procedures that the Committee develops, each Participant shall be entitled to elect to defer receipt of any percentage of the MBO Bonus or any percentage of Compensation established by the Committee as eligible for deferral hereunder that the Participant otherwise would be entitled to receive from the Employer for services performed in the calendar year immediately following the year of election. Notwithstanding the foregoing, within 30 days after the date the Participant first becomes eligible to participate in the Plan and at such other dates as the Committee may permit, a Participant may make an election to defer Compensation for services to be performed after, and during the Plan Year of, the election.

            2.    Section 4 of the Plan is amended to read as follows:

                  TRANSFER TO TRUSTEE. In order to assist the Company in
            providing for the payment of deferred compensation under the Plan, the Company will establish the Knight-Ridder, Inc. Annual Incentive Deferral Plan Trust (the "Trust") and shall transfer to the then acting trustee of the Trust (the "Trustee") on behalf of each Employer an amount equal to each Participant's Amount Deferred, within 15 business days following the close of the month during which the Amount Deferred otherwise would have been paid to the Participant but for the Participant's

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            Deferral Election. From time to time and as determined by the
            Company in its sole discretion, the Company may contribute an additional amount to the Trust on behalf of any Participant. Any such additional amount shall be considered as an "Amount Deferred" for the Participant for all purposes of the Plan and Trust. Thereafter, all such amounts shall be invested and reinvested as determined by such Trustee, as permitted by the Plan, and, so long as not otherwise prohibited by the terms of the Trust, paid from the Trust to each Participant or his Beneficiary in satisfaction of the Plan's payment obligation hereunder. The Trust and any assets held by the Trust to assist the Plan in meeting its obligations hereunder will conform to the substantive terms of the trust described in Internal Revenue Service Revenue Procedure 92-64.

            KNIGHT-RIDDER, INC. has executed this Second Amendment to the Knight-Ridder, Inc. Annual Incentive Deferral Plan effective January 1, 2000.


                                        KNIGHT-RIDDER, INC.


                                        By:_____________________________________
                                        Mary Jean Connors, Senior Vice President

                                        Date:___________________________________






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